Exhibit 99.1

PRESS RELEASE

Investor Relations:	Media:
New York: +1 (917) 663 2233	Lausanne: +41 (0)58 242 4500
Lausanne: +41 (0)58 242 4666	Email: Iro.Antoniadou@pmi.com
Email: InvestorRelations@pmi.com

PHILIP MORRIS INTERNATIONAL (PMI) ANNOUNCES NEW THREE-YEAR SHARE REPURCHASE PROGRAM OF UP TO $7 BILLION, WITH TARGET SPENDING OF $5 TO $7 BILLION;
DECLARES REGULAR QUARTERLY DIVIDEND OF $1.20 PER SHARE

NEW YORK, June 11, 2021 -- The Board of Directors of Philip Morris International Inc. (NYSE: PM) today authorized a new share repurchase program of up to $7 billion, with target spending of $5 to $7 billion over a three-year period expected to commence after the company’s second-quarter 2021 earnings call.
The Board of Directors also declared a regular quarterly dividend of $1.20 per common share, payable on July 12, 2021, to shareholders of record as of June 25, 2021. The ex-dividend date is June 24, 2021.
“Since our spin-off in March 2008, we have returned, on a cumulative basis, approximately $115 billion to our shareholders through dividends and share repurchases,” said Jacek Olczak, Chief Executive Officer.
“Our announcements today are further testament to our steadfast commitment to generously reward our shareholders as we transform into a smoke-free company.”
For more details on stock, dividends and other information, click here.

Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is leading a transformation in the tobacco industry to create a smoke-free future and ultimately replace cigarettes with smoke-free products to the benefit of adults who would otherwise continue to smoke, society, the company, its shareholders and its other stakeholders. PMI is a leading international tobacco company engaged in the manufacture and sale of cigarettes, as well as smoke-free products, associated electronic devices and accessories, and other nicotine-containing products in markets outside the U.S. In addition, PMI ships versions of its IQOS Platform 1 device and consumables to Altria Group, Inc. for sale under license in the U.S., where these products have received marketing authorizations from the U.S. Food and Drug Administration (FDA) under the premarket tobacco product application (PMTA) pathway; the FDA has also authorized the marketing of a version of IQOS and its consumables as a Modified Risk Tobacco Product (MRTP), finding that an exposure modification order for these products is appropriate to promote the public health. PMI is building a future on a new category of smoke-free products that, while not risk-free, are a much better choice than continuing to smoke. Through multidisciplinary capabilities in product development, state-of-the-art facilities and scientific substantiation, PMI aims to ensure that its smoke-free products meet adult consumer preferences and rigorous regulatory requirements. PMI's smoke-free product portfolio includes heat-not-burn and nicotine-containing vapor products. As of March 31, 2021, PMI's smoke-free products are available for sale in 66 markets in key cities or nationwide, and PMI estimates that approximately 14.0 million adults around the world have already switched to IQOS and stopped smoking. For more information, please visit www.pmi.com and www.pmiscience.com.
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